Exhibit 99.1

For Immediate Release

Contact:                                                   Paul McAfee, Rexnord Corporation

Phone:                                                           414-688-6724

Rexnord Corporation Completes Acquisition of Falk Corporation.

Milwaukee, WI., May 16, 2005 — Rexnord Corporation announced today that it has completed the acquisition of the Falk Corporation from Hamilton Sundstrand, a subsidiary of United Technologies Corporation for $295 million.

Rexnord Corporation, headquartered in Milwaukee, Wisconsin, is a worldwide manufacturer of mechanical power transmission components with revenues of approximately $800 million and 4,800 employees located at more than 30 manufacturing facilities worldwide.  Falk Corporation, also headquartered in Milwaukee, is a manufacturer of gears and couplings, with annual revenues of approximately $200 million.

“We are pleased that the acquisition process is complete,” said Robert Hitt, Rexnord Chief Executive Officer. “The merger with Falk represents an important step forward for Rexnord, propelling us to a position of leadership in the power transmission industry.”

“We see this merger as a real win for the Falk Corporation,” said Dave Doerr, Falk President.  “By joining forces with Rexnord, we see an excellent opportunity to expand the market for our products. Together, we will make the future of this new enterprise even brighter than the past.”

About Rexnord Corporation

Rexnord is a global manufacturer of industrial power transmission components. The company manufacturers gears, couplings, flattop and industrial chain, industrial and aerospace bearings and seals, and a variety of special components. Rexnord’s products are used in plants and equipment in a wide range of industries, including forest products, mining, construction equipment, cement, food and beverage, energy, and aerospace.  It markets its products around the world through a network of service centers and warehouses, backed by hundreds of distributors.  For more information, visit www.rexnord.com.

About Falk Corporation

Falk leverages its legacy in power transmission solutions to provide unmatched service and support to customers anywhere in the world.  Its broad line of power transmission products includes standard and engineered gear drives, mill products, couplings, and service and repair.  Falk has distributor locations and production facilities in the U.S., Canada, Mexico, Brazil, China, and Australia. Falk services a diverse set of customers in industries such as aggregate, cement, coal, metal processing, mining, paper, and power generation.  For more information, visit www.falkcorp.com.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the companies’ respective SEC filings.

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